EXHIBIT 10A(23)

                     EMPLOYMENT CONTINUATION AGREEMENT


          THIS AGREEMENT by and between Atlantic Energy, Inc., a
New Jersey corporation (the "Company"), and Marilyn T. Powell
(the "Executive"), is hereby dated this 10th day of August, 1995.


                           W I T N E S S E T H:


          WHEREAS, the Company or a subsidiary has employed the Executive in an officer position and has determined that the Executive holds an important position with the Company;

          WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company or Atlantic City Electric Company ("Electric"), continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

          WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

          WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

          WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

          1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the earlier of the date on which a Potential Change of Control or Change of Control occurs (the "Effective Date"); provided, however, that if the Executive is not employed by the Company or has received notice of termination, on the Effective Date, this Agreement shall be void and without effect.

          (b) Termination of Agreement Following a Potential Change of Control. Notwithstanding Section l(a), in the event the Effective Date occurs upon a Potential Change of Control, this Agreement shall cease to be effective upon (i) a good faith determination by the Board of Directors of the Company ("Board") that the events giving rise to a Potential Change of Control will not result in the occurrence of a Change of Control or (ii) the discontinuance or termination of the events which constituted the Potential Change of Control without resulting in a Change of Control including, but not limited to, a failed hostile takeover attempt. Following such a determination by the Board, neither the Company nor the Executive shall have any obligation to the other under this Agreement, unless and until it thereafter again becomes effective by reason of the occurrence of another Potential Change of Control or any actual Change of Control.

     2. Definitions. (a) Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred:

            (i   when any "person" as defined in Section 3(a)(9)
     of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or

           (ii   when, during any period of 24 consecutive months
     during the Employment Period, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who is not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

          (iii) upon the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise.

          (b)  Potential Change of Control.  For purposes of this
Agreement, a Potential Change of Control shall be deemed to have occurred:

            (i   upon the approval by shareholders of an
     agreement by the Company, the consummation of which would result in a Change of Control of the Company as defined in
     (a) above; or

           (ii   upon the acquisition of beneficial ownership,
     directly or indirectly by any entity, person or group (other than the Company or a subsidiary or any Company employee benefit plan, including any trustee of such plan acting as such trustee) of securities of the Company representing 5% or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change of Control of the Company has occurred.

For purposes of this Section 2, if any of the above occur with respect to Electric while the Executive is employed by Electric, "Company" shall include Electric.

          3. Employment Period. Subject to Section 6 of this Agreement, if the Executive is employed on the Effective Date, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the second anniversary of the date on which a Change of Control occurs (the "Change of Control Date"). Notwithstanding the foregoing, if, prior to the Effective Date, the Executive is demoted to a lower position than the position held on the date first set forth above, the Board may declare that this Agreement shall be without force and effect by written notice delivered to the Executive within 30 days following such demotion and prior to the occurrence of a Potential Change of Control or a Change of Control. Nothing contained herein is intended to create a contract of employment between the Executive and the Company prior to the Effective Date.

     4. Position and Duties. (a) No Reduction in Position. During the Employment Period, the Executive's position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date; provided, however, that, during the period from the occurrence of a Potential Change of Control until the Change of Control Date (the "Pre-Change Effective Period"), the Company may, in its discretion, reduce, modify or otherwise change the Executive's position, authority or responsibilities, and such reduction, modification or change shall not constitute Good Reason. Any subsequent reductions, modification or change in the Executive's position, authority or responsibilities after a Change of Control shall be governed by the provisions of
Article 6(d). During the Pre-Change Effective Period the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date.

          (b) Business Time. From and after the Effective Date, the Executive agrees to devote his full business time during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and
(ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date which is not in violation of any Company policy shall not be deemed to interfere with the performance of the Executive's services to the Company.

          5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Base Salary") at an annual rate at least equal to the annual salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date.
The Base Salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. Once increased, any reference to Base Salary herein shall be a reference to such increased amount. Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

          (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall have the opportunity to receive an annual bonus ("Annual Bonus Opportunity"), based on the achievement of target levels of performance, at least equal to the target percentage of his Base Salary that could have been earned by, or awarded to, the Executive in respect of the fiscal year in which the Effective Date occurs. Without limiting the generality of the foregoing, following any Change of Control, the amount actually payable to the Executive as an annual bonus shall not be less than an amount equal to the higher of the bonus paid to the Executive for the most recently ended fiscal year of the Company or the target bonus for the relevant fiscal year (the "Minimum Bonus Amount"). Any amount payable in respect of the Annual Bonus Opportunity or the Minimum Bonus Amount shall be paid not later than sixty (60) days after the close of the fiscal year for which the amount (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

     (c) Long-term Incentive Compensation Programs and Equity Programs. During the Employment Period, the Executive shall par-ticipate in all long-term incentive compensation programs and equity programs for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated executive officers of the Company and its affiliated companies at any time thereafter; provided, however, that, during the Pre-Change Effective Period, the Company may reduce the Executive's level of participation to the extent that such reduction is part of a cost reduction program that applies generally to all officers of the Company and such reduction is in proportion to similar reductions applicable to such other officers within the terms of the respective plan(s).

          (d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, supplemental retirement or excess benefit (it being understood that Executive's participation in the Supplemental Retirement or Excess Benefit Plans shall be limited to participation in the Supplemental Excess Retirement Plan II) (collectively, the "Supplemental Retirement Benefits"), deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date (except for the Medical Executive Reimbursement Plan (the "MERP"), it being understood that the MERP shall be terminated as of September 30,
1995), or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated executive officers of the Company at any time thereafter; provided, however, that, during the Pre-Change Effective Period, the Company may reduce the Executive's level of participation (and that of his dependents) to the extent that such reduction is part of a cost reduction program that applies generally to all officers of the Company and such reduction is in proportion to similar reductions applicable to such other officers within the terms of the respective plan(s).

          (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect from time to time during the Pre-Change Effective Period and, after the occurrence of a Change in Control, as in effect immediately prior to the Change of Control Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Change of Control Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Change of Control Date.

          (f) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated executive officers at any time thereafter.

          (g) Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Effective Date.

          6. Termination. (a) Death, Permanent Disability or Retirement. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death, Permanent Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), except that a six month period shall be substituted for the twelve month period provided for therein) or voluntary retirement under any of the Company's retirement plans as in effect from time to time.

          (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 60 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time); provided, however, that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this
Section 6(b). The Executive expressly acknowledges and agrees that any voluntary termination (other than a retirement under the terms of any of the Company's plans) during the Pre-Change Effective Period shall constitute a material breach of this Agreement.

          (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction or plea of nolo contendere to a felony; (ii) the Executive's willful engagement in misconduct in connection with employment which results in material damage to the Company's business or reputation; or (iii) material breach of Executive's duties hereunder which result in material damage to the Company's business or reputation, in each of (i) through (iii) above, upon 30 days written notice to the Executive, the opportunity for the Executive to be heard by the Board and the good faith determination by at least two-thirds of the Company's non-employee directors that Cause exists.

          (d) Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Potential Change of Control or a Change of Control:

            (i   (A) the assignment to the Executive of any
     duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities as contemplated by Section 4 of this Agreement, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

           (ii   reduction of Executives's base salary or bonus
     opportunities, or any other material breach by the Company of this Agreement;

          (iii   the Company's requiring the Executive to be
     based at any office or location more than 25 miles from that location at which he performed his services specified under the provisions of Section 4 immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

           (iv   any failure by the Company to obtain the
     assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b), provided, however, that the successor has had actual written notice of the existence of this Agreement and its terms and an op-portunity to assume the Company's responsibilities under this Agreement during a period of 10 business days after receipt of such notice.

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

          (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(f). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the later of (x) the occurrence of a Change of Control and (y) the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (f) Date of Termination. For purposes of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period. On or as soon as practicable following the Date of Termination, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control.

          7.  Obligations of the Company upon Termination.
(a) Death, Permanent Disability or Retirement. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death, Permanent Disability or voluntary retirement this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay or provide to the Executive or the Executive's legal representatives under this Agreement the following amounts either in a lump sum or in such other form of payment as is provided or elected by the Executive under the operative plan:

          (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary");

          (ii) the Supplemental Retirement Benefits, it being understood that upon the occurrence of a Change of Control, Executive's vested interest in such benefits shall accelerate, and the amount otherwise payable to or in respect of the Executive under the Company's otherwise applicable long-term incentive compensation and equity plans and programs (the "Incentive and Equity Amounts"), all of which shall be fully accelerated and deemed earned upon the occurrence of a Change of Control, prorated through the Date of Termination in the event of death or disability, and, in the event of retirement, prorated through the date of retirement; and

          (iii) an amount (the "Pro-Rated Bonus") equal to the product of (x) times (y), minus (z):

               (x) the Minimum Bonus Amount;

               (y) a fraction, the numerator of which is the number of days in the then current calendar year which have elapsed as of the Date of Termination, and the denominator of which is 365;

               (z) if Executive's termination occurs in the same calendar year as the Change of Control Date, an amount equal to the amount paid to the Executive under the Company's applicable bonus plan (the "Actual Bonus Payment")

          (iv) all other vested amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations").

Any Earned Salary, Accrued Obligations and Pro-Rated Bonus shall be paid in cash in a single lump sum as soon as practicable (but in no event more than 20 days) following the Date of Termination.

Any Incentive and Equity Amounts and Supplemental Retirement
Benefits accrued by the Executive shall be payable in accordance with the terms of the underlying plans.

          (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive the Earned Salary and the Accrued Obligations (including, but not limited to, the Incentive and Equity Amounts and Supplemental Retirement Benefits, each in accordance with the terms of the underlying plan) in cash in a single lump sum as soon as practicable (but in no event more than 20 days) following the Date of Termination, or in accordance with the terms of the underlying plan.

          (c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

            (i   Payments.  If, during the Employment Period, the
     Company terminates the Executive's employment other than for Cause, or after the occurrence of a Change of Control the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts, either in a lump sum or in such other form of payment as is provided or elected by the Executive under the operative plan:

          (A)  the Executive's Earned Salary;

          (B) a cash amount (the "Severance Amount") equal to two times the sum of

                    (1)  the Executive's annual Base Salary; and

                    (2)  the Minimum Bonus Amount;

          (C)  the Pro-Rated Bonus;

          (D) the Incentive and Equity Amounts, all of which shall be fully accelerated and deemed earned, and all applicable performance targets thereunder shall be deemed to have been met upon the occurrence of a Change of Control;

          (E) the Supplemental Retirement Benefits, which shall be determined based on the granting of service credit for a period of two years and, after such credit has been granted, to be computed based upon the deemed age of the Executive at the end of such two year period, it being understood that upon the occurrence of a Change of Control, Executive's vested interest in such benefits shall accelerate and that for purposes of the calculation of Supplemental Retirement Benefits, Final Annual Compensation (as defined in the underlying plans) shall be equal to the Final Compensation as of the Date of Termination; and

          (F)  the Accrued Obligations.

     Any Earned Salary, Severance Amount, Accrued Obligations, and Pro-Rated Bonus shall be paid in cash, or in the case of the Incentive and Equity Amounts, in kind if so provided under the relevant plan, in a single lump sum as soon as practicable (but in no event more than 20 days) following the Date of Termination. The Supplemental Retirement Benefits shall be payable in accordance with the terms of the underlying plans (after giving effect to the acceleration and granting of service credit provided for herein), and the elections of the Executive thereunder.

           (ii   Continuation of Benefits.  If, during the
     Employment Period, the Company terminates the Executive's employment other than for Cause, or the Executive terminates his employment for Good Reason:

          (A) the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (i) the second anniversary of the Date of Termination or (ii) the date on which the Executive is covered under any comparable plans of a subsequent employer (the "End Date"), to continue participation (including, but not limited to, vesting and accruals) in all of the Company's employee and executive pension, welfare and fringe benefit plans, excluding the Supplemental Retirement Benefits (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date;

          (B) the Executive (or, in the event of the Executive's death during such period, the Executive's beneficiary or estate) shall have the right to exercise any outstanding options to purchase shares of Common Stock of the Company then exercisable by the Executive or which would become exercisable in accordance with the applicable option agreement and the applicable equity incentive plan of the Company (such agreements and plans referred to collectively as the "Equity Documents") for the period of time permitted in accordance with the generally applicable terms of the governing Equity Documents after the Date of Termination; and

          (C)  for purposes of the Benefit Plans and the Equity
               Documents, the Executive will be deemed to have terminated employment under mutually satisfactory conditions.

          (d)  Discharge of the Company's Obligations.
Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to the Executive pursuant to this
Section 7 following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its Subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its Subsidiaries. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.

          (e) Limitation on Payments.

          (i) If any amounts payable to Executive pursuant to this Agreement are deemed to constitute Parachute Payments (as hereinafter defined) when added to any other payments which are deemed to constitute Parachute Payments, would result in the imposition on Executive of an excise tax under
     Section 4999 of the Code, such amounts shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax; provided, however, that such amounts shall be so reduced only if, by reason of such reduction, Executive's Net After Tax Benefit (as hereinafter defined) shall exceed the Net After Tax Benefit if such reduction were not made. The foregoing calculations (including any calculations required pursuant to the definition of Net After-Tax Benefit) shall be made by a certified public accountant mutually agreeable to the Company and the Executive. In the event it becomes necessary to limit any payments to the Executive under this Agreement, Executive's health and life insurance shall be the last payments so limited.

          (ii) For purposes of subparagraph (e)(i) above, the terms "Net After Tax Benefit" and "Parachute Payment" shall have the meanings set forth below:

          (a) "Net After Tax Benefit" means the sum of (i) the total amounts payable to Executive under this Agreement, plus (ii) all other payments and benefits which Executive receives or is entitled to receive from the Company which would constitute a Parachute Payment, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code on the Date of Termination), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code;

          (b) "Parachute Payment" means any payment deemed to constitute a "parachute payment" as defined in Section
          280G of the Code.

          8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

          9. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise, provided that, if the Executive's employment is terminated during the Pre-Change Effective Period, the Company reserves the right to assert any counterclaim it has against Executive arising out of Executive's intentional or willful misconduct (including, without limitation, fraud). In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mu-tually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only his Earned Salary and the Accrued Obligations.

          10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company.

          11. Confidential Information; Company Property. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:

          (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and
(ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          (b) Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall
(i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 11 and (ii) have no further obligation to make any payments to the Executive hereunder following any material violation of the covenants and obligations contained in this Section 11. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 11, the Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him. In no event shall an asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

          13. Miscellaneous. (a) Effect of this Agreement on Existing Employment Agreements. Any other agreements between the Executive and the Company or any of its Subsidiaries relating to Executive's employment by any such entity shall be automatically superseded upon the occurrence of the Effective Date.

          (b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New
Jersey, applied without reference to principles of conflict of laws.

          (c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Atlantic City, New Jersey or in the City of Pennsylvania and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

          (d) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (e) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

          (f) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:          at the home address of the
                              Executive noted on the records of
                              the Company

If to the Company:            Atlantic Energy, Inc.
                              6801 Black Horse Pike
                              Pleasantville, New Jersey  08232
                              Attention: Secretary

with a copy to:               Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, York, NY  10019
                              Attention: Alvin H. Brown, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (g) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11(a) are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.
 (i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (k) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          IN WITNESS WHEREOF, the Executive has hereunto set her hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

ATTEST:                          Atlantic Energy, Inc.


                                 By:/s/ J. Michael Galvin, Jr.

     Secretary                          J. Michael Galvin, Jr.
       (Seal)                    Title:  Chairman, Personnel &
                                         Benefits Committee


                                 By:/s/ J. L. Jacobs
                                        J. L. Jacobs
                                 Title:  President & Chief
                                         Executive Officer

                                 EXECUTIVE:


                                 /s/ Marilyn T. Powell
                                     Marilyn T. Powell

                    SUPPLEMENT TO EMPLOYMENT AGREEMENT
                                  BETWEEN
                ATLANTIC ENERGY, INC. and MARILYN T. POWELL
                          Dated November 9, 1995


     THIS AGREEMENT SUPPLEMENT is entered into this 9th day of November, 1995 by and between ATLANTIC ENERGY, INC., a New Jersey corporation (the "Company") and MARILYN T. POWELL (the "Executive") and is a supplement to that Employment Agreement dated the same date hereof (the "Employment Agreement").
     In consideration of the mutual promises and covenants herein contained and as contained in the Employment Agreement, the adequacy and sufficiency of which is deemed by the parties to be fair and reasonable and to constitute due consideration, the Company and the Executive hereby agree as follows:
     1. Capitalized Terms. Capitalized terms, when used herein, shall have the same meaning as in the Employment Agreement.
     2. Agreement Not To Compete. The Executive hereby represents, covenants and warrants to the Company that, for a period of one (1) year following the Date of Termination Executive shall not undertake any activity, employment, task or assignment, whether through ownership, employment, consulting arrangement or otherwise, with any person or entity engaged in any business activity in competition with the Company or any of its subsidiaries or affiliates. This covenant not to compete is limited to the geographic area which, as of the date of this Agreement Supplement, comprises the Pennsylvania-New Jersey-Maryland Interconnection area and is also intended to include the southeastern portion of the State of New York which lies south of the northern most boundary line of the Commonwealth of Pennsylvania.
          It is the intent of this covenant not to compete that the Executive will not, during the one year period following Date of Termination and within the geographical limits hereinabove described, directly or indirectly engage, participate or make any financial investments in, or become employed by or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of any person, firm or corporation, or otherwise engage in any business activity which directly or indirectly competes with any of the business operations or activities in which the Company or any of its subsidiaries or affiliates is engaged as of the Date of Termination, nor any business in which the Company or any of its subsidiaries or affiliates is actively engaged in pursuing or developing as of the Date of Termination.
          Nothing contained herein is intended to restrict the Executive from making any investments in any corporation, partnership or other business enterprise whose outstanding capital stock or other equity interests are listed or admitted to unlisted trading privileges on a national securities exchange or included for quotation through an inter-dealer quotation system of a registered national securities association, provided that such investment (i) represents less than five percent (5%) of the aggregate outstanding capital stock or other equity interests of such corporation, partnership or business enterprise and (ii) does not otherwise provide Executive or any affiliate of Executive with the right or power (whether or not exercised) to influence, direct or cause the direction of the management policies and/or affairs of any such business or enterprise which is or might directly or indirectly compete with any business, operations or activities of the Company or any of its subsidiaries and affiliates.

     IN WITNESS WHEREOF, intending to be legally bound the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

ATTEST:                       ATLANTIC ENERGY, INC.
(Seal)

____________________________
BY:______________________________
                                   J. Michael Galvin, Jr.
                              Chairman, Personnel & Benefits
                              Committee

                              BY:/s/ J. L. Jacobs
                                     J. L. Jacobs
                              President & Chief Executive Officer

                              EXECUTIVE:

                              /s/ Marilyn T. Powell
                                  Marilyn T. Powell